Exhibit 10.1

NEWS CORP

RESTORATION PLAN

Amended and restated as of February 11, 2019

NEWS CORP

RESTORATION PLAN

ARTICLE 2.	PARTICIPATION, EMPLOYER CREDITS, TRANSITION CREDITS, DISCRETIONARY CREDITS AND VESTING	5

2.1.	Participation.	5

2.2.	Employer Credits.	5

2.3.	Transition Credits.	6

2.4.	Discretionary Credits.	6

2.5.	Vesting.	7

ARTICLE 3.	EARNINGS CREDITS	7

3.1.	Earnings Credits.	7

3.2.	Determination of Earnings Credits.	7

ARTICLE 4.	TERMINATION AND DISTRIBUTION	8

4.1.	Termination of Active Participation.	8

4.2.	Distribution of Account.	8

ARTICLE 5.	ADMINISTRATION OF PLAN	10

5.1.	Committee Action and Delegation.	10

5.2.	Effect of Committee’s Action.	10

ARTICLE 6.	CLAIMS PROCEDURE	11

6.1.	Claims.	11

ARTICLE 7.	MISCELLANEOUS	12

7.1.	Amendment or Termination of the Plan.	12

7.2.	No Contract for Employment.	12

7.3.	Payments to Persons under Legal Disability.	12

7.4.	Unclaimed Benefits.	12

7.5.	Multiple Claims for Benefits.	13

7.6.	Construction.	13

7.7.	Funding.	13

7.8.	Participant’s Interest.	13

7.9.	Withholding.	14

7.10.	Severability.	14

7.11.	Governing Law.	14

NEWS CORP

RESTORATION PLAN

The purpose of this News Corp Restoration Plan is (i) to provide participants with supplemental retirement benefits in addition to the benefits payable from the Company’s or an Affiliated Entity’s qualified retirement plans and Social Security, (ii) to provide participants, on an unfunded basis, with those retirement benefits which would have become payable under the News Corp 401(k) Savings Plan but for the limitations directly or indirectly imposed by the Code on the contributions which could have been provided under such plans with respect to employee participants, and (iii) to provide the Company and its Affiliated Entities with a method of rewarding and retaining its management and highly compensated employees. The Plan, which was originally adopted effective July 1, 2013 as the NC Transaction, Inc. Restoration Plan and subsequently amended, is further amended and restated in its entirety as set forth herein, effective February 11, 2019.

This Plan is intended to qualify as a plan solely for the benefit of a select group of management and highly compensated employees of the Company and certain of its subsidiary and affiliated business entities under the Employee Retirement Income Security Act of 1974, as amended, and shall be administered and interpreted in a manner consistent with such intent.

ARTICLE 1. DEFINITIONS

When used in this document, capitalized words and phrases will have the following meanings unless the context clearly requires a different meaning:

1.1. “Account”

means the account established on the Company’s books and records for each Participant which reflects the deferred amounts which the Company promises to pay to the Participant under the terms and conditions of this Plan. Each Participant’s Account may be subdivided into multiple subaccounts as necessary or convenient to reflect (i) the source of amounts credited to the subaccount or (ii) Earnings Credits accrued pursuant to the Plan. References to a Participant’s “Account” shall refer to the Account in the aggregate, or any subaccount, as the context may dictate.

1.2. “Additional Compensation”

means the amount of a Participant’s Compensation for the Plan Year, determined pursuant to Section 1.9, in excess of the Compensation Limit. In addition, the Committee, in its sole and absolute discretion, may elect to include other amounts in the Additional Compensation of an individual Participant.

For the 2013 Plan Year, the Plan shall take into account Compensation earned by a Participant from January 1, 2013 through December 31, 2013 for the sole purpose of determining when a Participant has exceeded the Compensation Limit for the Plan Year; however, only Compensation earned by a Participant from July 1, 2013 through December 31, 2013 shall be eligible to be Additional Compensation hereunder. For example, Participant X earns $650,000 during the 2013 calendar year. As of June 30, 2013, Participant X has earned $325,000 and has exceeded the Compensation Limit of $255,000 for the 2013 calendar year. Participant X’s Additional Compensation for the 2013 Plan Year equals $325,000, which represents the amount of Participant X’s Compensation earned July 1, 2013 through December 31, 2013 in excess of the Compensation Limit. As an additional example, Participant Y earns $400,000 during the 2013 calendar year. As of June 30, 2013, Participant Y has earned $200,000 and has not yet exceeded the Compensation Limit of $255,000 for the 2013 calendar year. Participant Y’s Additional Compensation for the 2013 Plan Year equals $145,000, which represents the amount of Participant Y’s Compensation earned July 1, 2013 through December 31, 2013 in excess of the Compensation Limit.

1.3. “Affiliated Entity”

means any corporation, limited liability company, partnership, or other business entity or division or department of an entity having employees to whom the Board of Directors has extended (with the acceptance of such entity) the benefits of this Plan, or any successor entities of such an entity.

1.4. “Beneficiary”

means the person or persons designated as such by a Participant pursuant to Section 4.2(c) hereof to receive any amounts payable under this Plan with respect to such Participant following the Participant’s death or, if applicable, the contingent or default Beneficiary determined pursuant to Section 4.2(c).

1.5. “Board of Directors”

means the Board of Directors of NC Transaction, Inc.

1.6. “Code”

means the Internal Revenue Code of 1986, as amended from time to time.

1.7. “Committee”

means the News Corp Administrative Committee (or its successor).

1.8. “Company”

means NC Transaction, Inc., or its successors.

1.9. “Compensation”

means a Participant’s “Compensation” as defined under the News Corp 401(k) Savings Plan for the Plan Year. For the avoidance of doubt, a Participant’s Compensation for the 2013 Plan Year shall only include Compensation earned by such Participant from July 1, 2013 through December 31, 2013. Notwithstanding the foregoing, Compensation for a Plan Year in excess of the following amounts shall not be taken into account for purposes of this Plan:

(i) for (x) the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel, (y) Employees who are chief executive officers or presidents of the Company’s operating companies, business units or segments who report directly to the Company’s Chief Executive Officer and (z) Employees of the Executive Leadership team who report directly to the Company’s Chief Executive Officer, Compensation in excess of $5 million; and

(ii) for all Employees not covered by the preceding clause (i), Compensation in excess of $500,000.

1.10. “Compensation Limit”

means an amount determined and adjusted pursuant to Code section 401(a)(17) and the guidance issued thereunder that sets forth the maximum annual Compensation that may be taken into account under the News Corp 401(k) Savings Plan.

1.10A. “Contribution Limit”

means an amount determined and adjusted pursuant to Code section 415(c) and the guidance issued thereunder that sets forth the maximum annual amount that may be contributed to the account of any participant in the News Corp 401(k) Savings Plan.

1.11. “Disability”

means a condition under which a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

1.11A. “Discretionary Credit”

means the amount that the Company or an Affiliated Entity credits to a Participant’s Account pursuant to Section 2.4 of the Plan with respect to any Plan Year.

1.12. “Reserved”

1.13 “Earnings Credit”

means the amount credited to a Participant’s Account pursuant to Section 3.1 and determined pursuant to Section 3.2.

1.14. “Eligible Employee”

means an Employee who is (i) an active participant in the News Corp 401(k) Savings Plan; (ii) is not actively accruing benefits under any of the Company’s or an Affiliated Entity’s defined benefit pension plans; and (iii) is not currently receiving “RAP Contributions” under the News Corp 401(k) Savings Plan (the “HarperCollins Retirement Account Sub-Plan” or “RAP”).

1.15. “Employee”

means any person employed by an Employer (but only while the Employer is, or was, the Company or an Affiliated Entity, unless otherwise provided in this Plan). Employee shall include an individual who would be an Employee but who is on an approved leave of absence. Employee shall not include, however, any director of the Company or an Affiliated Entity not otherwise employed as an Employee.

1.16. “Employer”

means the Company or any Affiliated Entity that employs management or other highly compensated Employees who are Eligible Employees.

1.17. “Employer Credit”

means the amount that the Company or an Affiliated Entity credits to a Participant’s Account pursuant to Section 2.2 of the Plan with respect to any Plan Year.

1.18. “Investment Committee”

means the News Corp U.S. Defined Contribution Plans Investment Committee.

1.19 “News Corp 401(k) Savings Plan”

means the News Corp 401(k) Savings Plan, effective January 1, 2016, as amended (formerly known as the NC Transaction, Inc. Savings Plan (“NCTI Savings Plan”).

1.20. “Participant”

means an Eligible Employee to whose Account the Company or an Affiliated Entity credits an Employer Credit, Transition Credit or Discretionary Credit under the terms of this Plan.

1.21. “Plan”

means the News Corp Restoration Plan as set forth in this document and as amended from time to time.

1.22. “Plan Year”

means the twelve-month period beginning January 1 and ending December 31. Notwithstanding the foregoing, for 2013 only, the Plan Year means the 6-month period beginning on July 1, 2013 and ending December 31, 2013.

1.23. “Separation from Service”

means the Participant’s death, retirement, or other termination of employment with the Company or an Affiliated Entity, whether voluntary or involuntary, and shall be construed in accordance with Treasury Regulation Section 1.409A-1(h). For purposes of this Plan, a Separation from Service shall include the date as of which a person recovers from a Disability and does not return to employment with the Company or any Affiliated Entity and shall not mean a leave of absence as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company is provided either by statute or by contract and there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliated Entity. For a Participant who is employed by an Affiliated Entity, unless otherwise provided by the Committee, in its sole and absolute discretion, a Separation from Service hereunder shall also be deemed to occur as of the date that such Participant’s Employer ceases to be within the Company’s controlled group, determined pursuant to Code Sections 414(b), (c), or (m), whether by merger, sale, exchange, or other transaction, if such Participant remains employed by such Affiliated Entity as of and after such transaction.

1.24. “Termination of Employment”

means the later to occur of (i) a Participant’s termination of employment with the Company or an Affiliated Entity, for any reason, whether voluntary or involuntary, or (ii) a Participant’s Separation from Service as an Employee. References to “termination of employment” shall be deemed to refer to a “separation from service” within the meaning of Code Section 409A.

1.25. “Transition Credit”

means the amount that the Company or an Affiliated Entity credits to a Participant’s Account pursuant to Section 2.3 of the Plan.

For participants in the News Corp 401(k) Savings Plan, words and phrases defined in the News Corp 401(k) Savings Plan shall have the same meanings when used herein unless expressly provided to the contrary herein.

ARTICLE 2. PARTICIPATION, EMPLOYER CREDITS, TRANSITION CREDITS, DISCRETIONARY CREDITS AND VESTING

2.1. Participation.

(a) Participation in the Plan. Participation in the Plan shall be limited to each Eligible Employee with respect to whom (i) allocations of employer contributions under the News Corp 401(k) Savings Plan are reduced or limited as a result of the Compensation Limit or (ii) any contributions under the News Corp 401(k) Savings Plan are reduced or limited as a result of the Contribution Limit. Notwithstanding the foregoing or anything herein to the contrary, no Eligible Employee under this Plan who is currently receiving RAP Contributions (as defined in the RAP) under the News Corp 401(k) Savings Plan (the “HarperCollins Retirement Account Sub-Plan” or “RAP”) may participate in the Plan, until the Plan Year following the Plan Year in which such Eligible Employee ceases receiving RAP Contributions. Moreover, for the Plan Year ending December 31, 2016, any Eligible Employee of HarperCollins Publishers Inc. shall only be eligible to receive a Discretionary Credit under the Plan (as described in Section 2.4) and will not be eligible for an Employer Credit (as described in Section 2.2) or Transition Credit (as described in Section 2.3).

(b) Becoming a Participant. An Eligible Employee shall become a Participant upon his having an amount credited to his Account as an Employer Credit, Transition Credit or Discretionary Credit by the Company or an Affiliated Entity.

2.2. Employer Credits.

(a) Determination of Employer Credits. A Participant in the Plan shall be eligible to receive an Employer Credit equal to the sum of: (i) 5.5% of such Participant’s Additional Compensation for a Plan Year; plus (ii) the excess, if any of (A) the amount that would have been contributed to the Participant’s account under the News Corp 401(k) Savings Plan for the Plan Year but for the Contribution Limit, over (B) the amount actually contributed to the Participant’s account under the News Corp 401(k) Savings Plan for such Plan Year, provided that, for purposes of this Section 2.2, the amount that would have been contributed to the Participant’s account under the News Corp 401(k) Savings Plan for a Plan Year shall be determined as if the Participant contributed the maximum elective deferrals under the News Corp 401(k) Savings Plan, subject to the limitations under Section 402(g) of the Code, and made no after-tax contributions to the News Corp 401(k) Savings Plan.

(b) Crediting of Employer Credits. An Employer Credit shall be credited to the Account under the Plan of a Participant who satisfies the requirements of Section 2.1(a) with respect to each pay period during the Plan Year in which the Participant has received Additional Compensation for such Plan Year, and otherwise within 90 days after the last day of such Plan Year provided that such Participant is employed by an Employer on the first business day after the close of such Plan Year.

2.3. Transition Credits.

(a) Determination of Transition Credits. A Participant in the Plan who (i) was a participant earning benefits in the NC Transaction, Inc. Supplemental Executive Retirement Plan (the “NCTI SERP”) as of February 28, 2014, and (ii) is age 40 or older as of December 31, 2014, shall be eligible to receive a Transition Credit based on the chart below:

Age as of December 31, 2014	% of Participant’s Additional Compensation for a Plan Year
Age 40 or older, but younger than age 45	1%
Age 45 or older, but younger than age 50	3%
Age 50 or older, but younger than age 55	6%
Age 55 or older, but younger than age 60	8%
Age 60 or older	10%

(b) Crediting of Transition Credits. A Transition Credit shall be credited to the Account under the Plan of a Participant who satisfies the requirements of Section 2.3(a) with respect to each pay period during the Plan Year in which the Participant has received Additional Compensation for such Plan Year. Transition Credits will only be credited with respect to pay periods between March 1, 2014 and February 28, 2019. Notwithstanding the foregoing, the following rules apply for Transition Credits made for pay periods in 2014 and 2019:

i. For Transition Credits made from March 1, 2014 through December 31, 2014, the Transition Credit each pay period will be equal to 10/12 (representing the 10 eligible months in 2014) of the applicable percentage in the chart in Section 2.3(a).

ii. For Transition Credits made from January 1, 2019 through February 28, 2019, the Transition Credit each pay period will be equal to 2/12 (representing the 2 eligible months in 2019) of the applicable percentage in the chart in Section 2.3(a).

2.4. Discretionary Credits.

(a) Determination of Discretionary Credits. The Company or an Affiliated Entity may, in its sole discretion, elect to contribute a Discretionary Credit in any amount it so chooses to any Participant for a Plan Year.

(b) Crediting of Discretionary Credits. Any Discretionary Credit shall be credited to the Account under the Plan of a Participant for whom the Company or an Affiliated Entity has elected to make such contribution for the Plan Year as soon as administratively practicable following the end of the applicable Plan Year.

2.5. Vesting.

Any amount credited to a Participant’s Account, including Employer Credits, Transition Credits, Discretionary Credits and Earnings Credits on such amounts pursuant to Section 3.1 hereof, will fully (100%) vest upon the Participant’s attainment of two (2) years of service (determined in the same manner as Vesting Service is determined under the News Corp 401(k) Savings Plan).

ARTICLE 3. EARNINGS CREDITS

3.1. Earnings Credits.

Each Participant’s Account shall be credited with Earnings Credits, determined pursuant to Section 3.2, which will be allocated to each Participant’s Account based on the dividends and interests applicable to each Benchmark Fund(s) (as defined in Section 3.2).

3.2. Determination of Earnings Credits.

The Investment Committee will select a number of investment vehicles such as mutual funds, index funds, or investment portfolios which will serve as benchmarks for investment of Participants’ Accounts (the “Benchmark Funds”). These Benchmark Funds will be used solely as hypothetical measuring devices to determine the Earnings Credits to be credited to each Participant’s Account.

Effective March 4, 2014, each Participant may direct that his or her Account be allocated among one or more subaccounts, and each of which will be adjusted in an amount equal to the earnings, expenses, gains or losses attributable to the Benchmark Fund(s) selected by the Participant.

Except as otherwise determined by the Committee, a Participant may change the allocation of his or her Account among the Benchmark Funds effective on any business day. The Committee may establish reasonable rules for notice and cutoff times or other restrictions for reallocations among the Benchmark Funds.

If a Participant fails to specify a different allocation, all amounts credited to his or her Account will be deemed allocated to the applicable Fidelity Freedom K® Fund, or such Benchmark Fund as shall be determined by the Investment Committee from time to time.

The Investment Committee will establish the number of Benchmark Funds to be available for Participants’ Accounts and may add additional Benchmark Funds, eliminate any Benchmark Fund, or designate another investment vehicle to be used as the measuring device for any Benchmark Fund. The Investment Committee may limit the allocation of amounts to any Benchmark Fund to selected Participants.

ARTICLE 4. TERMINATION AND DISTRIBUTION

4.1. Termination of Active Participation.

(a) Direction by Committee. The Committee may direct that a Participant’s active participation in this Plan be terminated at any time regardless of whether the Participant’s employment with the Company and/or Affiliated Entities has terminated (provided, however, that Employer Credits, Transition Credits and Discretionary Credits shall cease for any Plan Year only to the extent such cessation would not violate Section 409A of the Code). If a Participant’s active participation in the Plan is terminated and he continues in employment with the Company or an Affiliated Entity, the Participant will not be eligible to receive Employer Credits, Transition Credits or Discretionary Credits, but his Account will continue to be deferred and will be credited with Earnings Credits until distributed following his Separation from Service.

(b) Termination of Employment. Each Participant’s active participation in this Plan will terminate automatically upon his Termination of Employment.

4.2. Distribution of Account.

A Participant’s Account shall only be distributed upon such Participant’s Separation from Service and shall be distributed pursuant to this Section 4.2.

(a) Form of Distributions. Upon a Participant’s Separation from Service, the amounts credited to his Account will be paid to the Participant or, in the event of the Participant’s death, to his beneficiary, as provided herein.

(1) If the Participant’s Separation from Service occurs prior to his attainment of age fifty-five (55), then:

(A) if the Participant’s Separation from Service is as a result of death, the balance of the Participant’s Account will be distributed in a single lump-sum payment in the first (1st) month of the calendar quarter following the effective date of such Separation from Service, or

(B) if the Participant’s Separation from Service is for any reason other than death, then the balance of all amounts in the Participant’s Account will be distributed in a single lump-sum payment as soon as administratively practicable following six (6) months after such Participant’s Separation from Service.

(2) If the Participant’s Separation from Service occurs on or after his attainment of age fifty-five (55), then distribution will be made in ten (10) consecutive annual installments. Installments will be calculated in the manner described in Section 4.2(b).

(A) If the Participant’s Separation from Service is as a result of death, the first of any installment payments shall be made in the first (1st) month of the calendar quarter following the effective date of such Separation from Service, and any subsequent installments shall be made on the anniversary date of the previous installment payment (or as soon as administratively practicable thereafter).

(B) If a Participant’s Separation from Service is for any reason other than death, then the first of any installment payments attributable to all amounts in the Participant’s Account shall be made as soon as administratively practicable following six (6) months after such Participant’s Separation from Service, and any subsequent installments shall be made on the anniversary date of the previous installment payment (or as soon as administratively practicable thereafter).

(b) Calculation of Installments. If a distribution is paid in annual installments, each installment payment (except the last) will equal the balance in the Participant’s Account on the last business day preceding the date of payment divided by the number of remaining installments (including the installment being paid). The final installment will be equal to the balance in the Participant’s Account on the date of payment.

(c) Beneficiary Designation. Each Participant will have the revocable right to make a written designation of one or more Beneficiaries and one or more contingent Beneficiaries. The designation of a Beneficiary and/or contingent Beneficiary, and any revocation and new designation, will be effective when received by the Committee.

(1) In the event of a Participant’s death prior to the payment of all amounts in his Account, remaining amounts will be paid to the Participant’s Beneficiary or Beneficiaries. If the Participant is predeceased by his designated Beneficiary or Beneficiaries, all remaining amounts will be paid to the Participant’s contingent Beneficiary or Beneficiaries. If no Beneficiary is designated, or if all designated Beneficiaries and contingent Beneficiaries have predeceased the Participant, any unpaid amounts will be paid to the executor or other legal representative of the Participant’s estate.

(2) If distribution of the Participant’s Account has begun in installments prior to his death, the remaining installments will be paid when due to his Beneficiary, contingent Beneficiary, or estate, as the case may be, as determined in subsection (c)(1) above. If distribution has not yet begun, the Participant’s Account will be distributed to his Beneficiary, contingent Beneficiary, or estate, as the case may be, in accordance with Section 4.2(a).

(d) De Minimis Amounts. In accordance with Treasury Regulation Section 1.409A-3(j)(4)(v), the Committee may permit the acceleration of the time or schedule of any payment of an Account balance, provided that (i) the Account balance is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code; and (ii) at the time the payment is made the amount constitutes the Participant’s entire interest under the Plan and all other plans that are aggregated with the Plan under Treasury Regulation Section 1.409A-1(c)(2). The Committee shall establish guidelines and procedures by which to review Account balances to determine if the payment of any Account balances may be accelerated and distributed in a single-lump sum payment.

ARTICLE 5. ADMINISTRATION OF PLAN

5.1. Committee Action and Delegation.

(a) Committee Action. The action of the Committee will be determined by the vote or other affirmative expression of a majority of its members. Action may be taken by the Committee at a meeting or in writing without a meeting. The members of the Committee will elect one of their number as chairman and will select a secretary who may (but need not) be a member of the Committee. The secretary will keep a record of all meetings and acts of the Committee and will have custody of all records and documents pertaining to its operations. Any member or the secretary may execute any certificate or other written direction on behalf of the Committee.

(b) Delegation of Duties. The Committee may delegate all or any portion of its duties to a member of the Committee or another person selected to be Plan Administrator. The Committee may retain an independent record keeper for purposes of Plan administration and delegate to the record keeper the responsibility for maintaining Participants’ Accounts and distributions.

5.2. Effect of Committee’s Action.

(a) Interpretation of Plan. The Plan will be interpreted by the Committee in accordance with the terms of the Plan and their intended meanings. However, the Committee will have the authority to make any findings of fact needed in the administration of the Plan and will have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole and absolute discretion. The validity of any such finding of fact, interpretation, construction, or decision will not be given de novo review if challenged in court or in any other forum and will be upheld unless clearly arbitrary and capricious.

(b) Discretionary Authority. To the extent the Committee or any Committee delegate has been granted discretionary authority under the Plan, the prior exercise of such authority will not obligate it to exercise such authority in a like fashion thereafter.

(c) Corrective Amendments. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and exclusive judgment, the provision will be considered ambiguous and will be interpreted by the Committee in a fashion consistent with its intent, as determined by the Committee. The Committee will amend the Plan retroactively to cure any such ambiguity, notwithstanding anything in the Plan to the contrary.

(d) Committee Actions Binding. This Section 5.2 may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee. All actions taken and all determinations made in good faith by the Committee will be final and binding upon all persons claiming any interest in or under the Plan.

ARTICLE 6. CLAIMS PROCEDURE

6.1. Claims.

(a) Claims for Benefits. Any claim for benefits by a Participant or anyone claiming through a Participant under the Plan (the “Claimant”) shall be delivered in writing (or in such electronic form as designated by the Committee) by the Claimant to the Committee. The claim shall identify the benefits being requested and shall include a statement of the reasons why the benefits should be granted. The Committee shall grant or deny the claim. If the claim is denied in whole or in part, the Committee shall give written (or in such electronic form as designated by the Committee) notice to the Claimant setting forth: (a) the reasons for the denial, (b) specific reference to pertinent Plan provisions on which the denial is based, (c) a description of any additional material or information necessary to request a review of the claim and an explanation of why such material or information is necessary, (d) an explanation of the Plan’s claims review procedure, including the right to bring a civil action under Section 502(a) of ERISA following exhaustion of such claims review procedures, (e) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, or other information relevant (as defined by Department of Labor Regulation Section 2560.503-1(m)) to the claim. The notice shall be furnished to the Claimant within a period of time not exceeding ninety (90) days (or forty-five (45) days in the event of a claim involving a Disability determination) after receipt of the claim, except that such period of time may be extended, if special circumstances should require, for an additional ninety (90) days (or thirty (30) days in the case of a Disability determination) commencing at the end of the initial ninety (90)-day (or, as applicable, forty-five (45)-day) period. In the case of a claim involving a Disability determination, the Committee may extend this period for an additional thirty (30) days if the Claimant is notified of the extension before the end of the initial thirty (30)-day extension. Written (or in such electronic form as designated by the Committee) notice of any such extension shall be given to the Claimant before the expiration of the initial period and shall indicate the special circumstances requiring the extension and the date by which the final decision is expected to be rendered.

(b) Appeals Procedure. A Claimant who has been denied a claim for benefits, in whole or in part, may, within a period of sixty (60) days (or one hundred and eighty (180) days in the case of a claim involving a Disability determination) following his receipt of the denial, request a review of such denial by filing a written (or in such electronic form as designated by the Committee) notice of appeal with the Committee. If the written request for review is not made within the specified sixty (60)-day (or, as applicable, one hundred and eighty (180)-day) period, the Claimant will waive the right to review by the Committee. In connection with an appeal, the Claimant (or his authorized representative) may review, free of charge, pertinent documents and may submit evidence and arguments in writing (or in such electronic form as designated by the Committee) to the Committee, regardless of whether or not such information was considered in connection with the initial benefits determination. The Committee may decide the questions presented by the appeal, either with or without holding a hearing, and shall issue to the Claimant a written (or in such electronic form as designated by the Committee) notice setting forth: (a) the specific reasons for the decision, (b) specific reference to the pertinent Plan provisions on which the decision is based, (c) a statement that, upon written request and free of charge, the claimant will be provided reasonable access to, and copies of, all documents, records, and other information relevant to his claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a). The notice shall be issued within a period of time not exceeding sixty (60) days (or forty-five (45) days in the event of a claim involving a Disability determination) after receipt of the request for review; except that such period of time may be extended, if special circumstances (including, but not limited to, the need to hold a hearing) should require, for an additional sixty (60) days commencing at the end of the initial sixty (60)-day (or, as applicable, forty-five (45)-day) period. Written (or in such electronic form as designated by the Committee) notice of any such extension shall be provided to the Claimant prior to the expiration of the initial sixty (60)-day (or, as applicable, forty-five (45)-day) period. The decision of the Committee shall be final and conclusive.

(c) Exhaustion of Remedies. The procedures under this Section 6.1 shall be the exclusive procedures for claiming benefits under the Plan. No legal or equitable action for benefits under the Plan shall be brought unless and until the Claimant (i) has submitted a written (or in such electronic form as designated by the Committee) application for benefits in accordance with Section 6.1(a), (ii) has been notified by the Committee that the application is denied, (iii) has filed a written request for a review of the application in accordance with Section 6.1(b), and (iv) has been notified in writing that the Committee has affirmed the denial of the application; provided, that legal action may be brought after the Committee has failed to take any action on the claim within the time periods prescribed in Section 6.1(b).

(d) Limitation on Commencing Actions. In no event may any legal or equitable action for benefits under the Plan be brought in a court of law or equity with respect to any claim for benefits more than one (1) year after the final denial (or deemed final denial) of the claim by the Committee.

ARTICLE 7. MISCELLANEOUS

7.1. Amendment or Termination of the Plan.

The Company reserves the right to amend or terminate this Plan at any time, provided that no amendment or termination will adversely affect the right of any Participant or Beneficiary to a payment under the Plan or reduce any Participant’s Account. Amendment or termination will be by written instrument executed by the Company. Notwithstanding the foregoing, upon any termination of this Plan, the Company may, in its sole and absolute discretion, accelerate the payment of amounts under all Accounts upon termination of this Plan to the extent permissible under Section 409A of the Code without the imposition of the additional tax set forth in Section 409A(a)(1)(B) of the Code.

7.2. No Contract for Employment.

Nothing in the Plan shall confer upon a Participant the right to continue in the employ of the Company or an Affiliated Entity or shall limit or restrict the right of the Company or any Affiliated Entity to terminate the employment of a Participant at any time with or without cause.

7.3. Payments to Persons under Legal Disability.

If any benefit payment hereunder becomes payable to a Participant determined by the Committee to be under any legal incapacity, payments under this Plan shall be made instead to the guardian or legal representative of such person and such payment shall constitute a full and complete discharge of all obligations under the Plan to the Participant.

7.4. Unclaimed Benefits.

Each Participant shall keep the Committee informed of his current address and the current address of his Beneficiary(ies). The Committee shall not be obligated to search for the whereabouts of any Participant or Beneficiary, and if such person cannot be located within three (3) years from the date any payment hereunder is first due to be made, then there shall be no further obligation to pay any benefits under this Plan to such Participant or Beneficiary, and such benefit shall be irrevocably forfeited.

7.5. Multiple Claims for Benefits.

If multiple claims are received by the Committee with respect to any benefits payable under this Plan, payment by the Committee to such person or persons as the Committee determines to be entitled to receive such payment shall constitute a full and complete discharge of all obligations under this Plan with respect to such payment. Benefit payments under this Plan may be suspended by the Committee pending resolution of multiple claims to the satisfaction of the Committee.

7.6. Construction.

Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa. The section and other headings contained in this Plan are for reference purposes only and will not control or affect the construction of this Plan or its interpretation in any respect. Section and subsection references are to this Plan unless otherwise specified.

7.7. Funding.

(a) This Plan is an unfunded plan of deferred compensation which is not intended to meet the qualification requirements of Section 401 of the Code. Each Participant’s Account represents the unsecured contractual obligation of the Company.

(b) Although not obligated to do so, the Company may choose to set aside funds or other assets to assist in funding its obligations under this Plan. Such funds or assets may be placed in trust with a trustee selected by the Investment Committee subject to such agreement as the Investment Committee may approve. The Investment Committee will direct the investment of any such funds in a manner designed to assist the Company in meeting its obligations. The principal and any earnings on funds set aside in trust will be used exclusively to assist the Company in meeting its obligations under this Plan, but Participants and any Beneficiaries will have no preferred claim on, or any beneficial ownership in, any assets of the trust prior to the time any such assets are paid to the Participants or Beneficiaries as benefits. All assets in the trust will be subject to the claims of the Company’s general creditors under state and federal law in the event of insolvency or bankruptcy of the Company.

(c) No Participant will have any right, title, or interest in or to any investments which the Company may make to aid in meeting its obligations under this Plan. Nothing contained in this document and no action taken pursuant to its provisions will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or the Committee and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to this Plan, such rights will be no greater than the right of an unsecured creditor of the Company.

7.8. Participant’s Interest.

Except in accordance with a Beneficiary designation made by a Participant in accordance with the terms and conditions of this Plan, no right or benefit of a Participant under this Plan will be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge such right or benefit will be void. Further, no such right or benefit under this Plan will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant. By way of illustration, and without limiting the foregoing, a Participant’s benefits under this Plan shall not be transferable by domestic relations order.

7.9. Withholding.

The Company or any Affiliated Entity may withhold or cause to be withheld from any amounts payable under the Plan, or to the extent permitted pursuant to Section 409A of the Code, from any amounts otherwise to be credited to the Participant’s Account under the Plan, all federal, state, local and other taxes as shall be legally required to be withheld. Further, the Company and any applicable Affiliated Entity shall have the right to (a) require a Participant to pay or provide for payment of the amount of any taxes that may be required to be withheld with respect to amounts payable under the Plan or credited to a Participant’s Account under the Plan, or (b) deduct from any other amount of then payable in cash to the Participant the amount of any taxes that the Company or any Affiliated Entity may be required to withhold with respect to amounts payable under the Plan or credited to a Participant’s Account under the Plan.

7.10. Severability.

If any provision in the Plan is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

7.11. Governing Law.

This Plan and all rights thereunder, and any controversies or disputes arising with respect thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws provisions thereof that would apply the law of any other jurisdiction.